CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made and entered into as of this 20th day of October 2021, by and between New America Energy Corp. (the “Company”); and Jeffrey M. Canouse, former Officer and Director of the Company (the “Consultant”).

In consideration of the mutual covenants contained herein, the parties agree as follows:

1.Services.

a.The Consultant may identify and introduce to the Company potential investors (“Prospects”) for purposes of entering into a Transaction. For purposes of this Agreement, “Transaction” shall mean: (i) any debt and/or equity funding arrangement, a direct or indirect loan; (ii) a sale, merger, joint venture, strategic business alignment, partnership or and/or any other creative business combination, whether effected in a single transaction or a series of related transactions; and (iii) any lease, guarantee, swap and/or any other creative business transaction.

b.Nothing in this Agreement permits JMC to act, nor will JMC act, as a securities “dealer,” “broker/dealer” or “underwriter” as defined by the U.S. Federal, State, Canadian and Provincial securities laws (collectively, “Laws”). The Company acknowledges that JMC is not a securities “dealer,” “broker/dealer” or “underwriter” as defined by the Laws. JMC is an independent contractor and shall have no authority to act for or on behalf of Company or to bind Company to any obligation whatsoever. The relationship between JMC and the Company shall not be construed as a fiduciary relationship.  Consultant shall not hold himself out as an agent for the Company or purport to bind the Company to any obligation. The parties hereby agree that the presentation, negotiation and distribution of any offer to sell securities will be done solely by the Company and JMC will not participate in such activities. JMC’s sole activity shall be to introduce potential investors to the Company.  JMC shall introduce any prospective investor to another person associated with the Company as soon as practicable under the circumstances; and disclose to each prospective investor that: (i) JMC represents the Company in the capacity of a consultant consistent with the terms and conditions set forth herein; and (ii) JMC is not registered to trade or advise in securities.

c.Except as set forth below, all services provided by the Consultant under this Agreement shall be at the Consultant’s cost and risk. The Consultant’s sole compensation shall be the “Consulting Fee,” as set forth below.

2.Term. This Agreement shall take effect immediately and shall continue in effect for a minimum of Three (3) months.  Thereafter, the Agreement will remain in effect until terminated by either the Company or the Consultant upon thirty (30) days prior written notice to the other.

3.Information. To enable the Consultant to perform its services to the Company hereunder, the Company may provide the Consultant with such information regarding the Company, its operations and its Subsidiaries as the Company shall determine is proper and appropriate and the Consultant shall be entitled to rely on the accuracy and completeness of such information.

4.Consulting Fee.

a.NECA agrees to pay a monthly fee of $5,000.00 cash per month to JMC.

5.Indemnification.

a.The Consultant shall assume that (a) all information furnished by the Company or its representatives, as well as all information contained in public documents issued by or for the Company or made available to the Consultant by the Company, is complete and accurate in all material respects, and does not omit any material fact or information necessary to make the statements contained therein not misleading, and (b) the Company shall have complied with, at or prior to the closing of any sale of securities by the Company or its limited partnerships to an investor identified and introduced to the Company by the Consultant, all applicable laws relating to the issuance of securities. The Company will indemnify, defend and hold harmless the Consultant, its affiliates, successors, assigns, agents, employees and all persons, firms and entities who might be claimed to be jointly or severally liable with the Consultant against any loss or liability (including any legal fees and costs incurred in connection with such claim) arising from the Company's failure to perform its obligations hereunder.

b.The Consultant shall indemnify, defend and hold harmless the Company, its affiliates, successors, assigns, agents, officers, directors, employees and all persons, firms and entities who might be claimed to be jointly or severally liable with the Company from and against any and all losses, claims, damages, liabilities, cost and expenses (including any reasonable legal fees and costs incurred in connection with such claim) to which such indemnified party may become subject as a result of the performance of the consulting services hereunder.

c.If a party fails to fulfill its obligations under this Agreement, the party will be responsible for resulting damages, losses, expenses and costs, including the reasonable attorneys' fees incurred by the other party.

6.Confidentiality.

a.Definition.  “Confidential Information” means any non-public information that relates to the actual or anticipated business or research and development of the Company, technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding Company's products or services and markets therefore, customer lists and customers (including, but not limited to, customers of the Company on whom the Consultant called or with whom the Consultant became acquainted during the term of this Agreement), software, developments, inventions, processes, formulas, technology, designs, drawing, engineering, hardware configuration information, manufacturers, distributors, consultants, licensors, marketing, finances or other business information.

b.Nonuse and Nondisclosure.  The Consultant will not, during or subsequent to the term of this Agreement, (i) use the Confidential Information for any purpose whatsoever other than the performance of the services on behalf of the Company, or its designee, or (ii) disclose the Confidential Information to any third party. The Consultant agrees that all Confidential Information will remain the sole property of the Company, or its designee.  The Consultant also agrees to take all reasonable precautions to prevent any unauthorized disclosure of such Confidential Information.

7.General Provisions.

a.For the purposes of this Agreement, the term “Company” includes any entity which acquired (by merger or otherwise) all or substantially all of the assets and/or rights of the Company, and the successors or assigns of the Company.

b.The headings on the various paragraphs of this Agreement are solely intended to simplify the reading of this Agreement and are not meant to impart any meaning to the Agreement.

c.The Consultant will not be responsible for any fees, commissions or expenses payable by the Company to any other person, firm or entity.

d.This Agreement may not be amended or modified except in writing and shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws provisions thereof.

e.If any provision of this Agreement shall be held to be illegal or unenforceable, such illegality or unenforceability shall extend to that provision solely, and the remainder of this Agreement shall be enforced as if such illegal or unenforceable provision were not incorporated herein.

f.This Agreement may be executed in one or more counterparts and by facsimile, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

New America Energy Corp.

By: /s/ David Fair

Name: David Fair

Title:  CEO

Jeffrey M. Canouse

By: /s/ Jeffrey M. Canouse

Name:  Jeffrey M. Canouse

Title:    Individual